                                  EXHIBIT 99-1.
                                  -------------





Oklahoma City, February 26, 1999 -- Panhandle Royalty Company(NASDAQ-PANRA) announced today that its Board of Directors had approved a 3 for 1 stock split and other amendments to its Articles of Incorporation to be submitted to shareholders for approval at a special meeting scheduled on May 7, 1999. The record date for the special shareholders meeting is March 19, 1999. The changes to the Articles of Incorporation to be submitted to shareholders for approval are:

o A change in the duration of the Company to perpetual duration from fifty years.

o An increase in the number of authorized shares of Class A Common Stock, from 1,000,000 shares to 6,000,000 shares and to effect a three-for-one stock split of the outstanding Class A Common Stock.

o A change in the voting rights of the Class A Common Stock from one vote per shareholder to one vote per share.

o A requirement that holders of 66 2/3% of the Common Stock must approve certain acquisition transactions.

In making the announcement, HW Peace II, President and CEO, stated "This shareholders' vote is the most important vote in the Company's history and approval of the changes to the Articles of Incorporation is essential to the Company's future growth and the Board's efforts to enhance shareholder value."

At the Annual Shareholders meeting today, Jerry L. Smith, Chairman, HW Peace II, President and CEO, and Robert A Reece were reelected to the Board of Directors for new three year terms.

Panhandle Royalty Company (NASDAQ-PANRA) is a publicly held diversified mineral holding company engaged in the acquisition, ownership, management and development of its fee minerals. It actively participates in the exploration, drilling, production and acquisition of hydrocarbons on internally and externally generated prospects. Its stock is traded on the NASDAQ small cap stock market under the symbol PANRA. The Company's office is located in Oklahoma City while its mineral holdings and production are situated in Oklahoma, New Mexico, Texas, and 12 other states.